UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

Lightning Gaming, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-52575	20-8583866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 Chelsea Parkway, Boothwyn, Pa 19061
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code) 610 494 5534

_____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2008, our wholly-owned subsidiary, Lightning Poker, Inc. (“LPI”), borrowed $4,000,000, at an interest rate of 8% per annum, under a three-year loan agreement with SIG Strategic Investments, LLLP (“SIG”) and The Co-Investment Fund II, L.P. (“CI II” and, together with SIG, the “Lenders”).  All principal and accrued interest under the loans are payable by LPI on the June 30, 2011 maturity date, subject to the conversion and acceleration provisions summarized below.  Each of the Lenders financed one-half of LPI’s total borrowing.  LPI will use the loan proceeds for working capital purposes.  We have guaranteed LPI’s obligations under the loan agreement, and LPI has pledged substantially all of its assets as collateral for those obligations.

As partial consideration for  the loans, we issued to each of the Lenders a warrant to purchase up to one million shares of our common stock at an exercise price of $2.00 per share (subject to antidilution adjustments).  The warrants are exercisable for five years.  If the warrants are exercised and we later register any of our securities under the Securities Act of 1933, as amended (the “Securities Act”), the holders of our shares that were acquired through the exercise of the warrants can require us to make reasonable efforts to include those shares in that registration, at our expense, subject to the terms and conditions of the warrants.

The loan agreement restricts LPI from prepaying the loans; incurring further indebtedness outside the ordinary course of business; renewing, extending or refinancing pre-existing indebtedness; subjecting its property to further liens; or transferring the collateral, without the required consent of the Lenders.

The maturity of the loans is subject to acceleration in the event of a default by LPI, which would include, among other things, a material adverse change with respect to LPI (as detailed in the loan agreement), an unstayed or undischarged judgment against LPI in excess of $50,000, or a default by LPI under its pre-existing loans from the Lenders.

The entire balance of principal and accrued interest under the loans can, at the discretion of the respective Lenders, be converted into shares of stock that we issue in our next equity financing transaction.  Such conversion would be at the same price and on the same terms and conditions as the shares that we issue in that equity financing.

CI II is managed by Cross Atlantic Capital Partners Inc. (“Cross Atlantic”), which beneficially owns more than 5% of our outstanding stock.  Donald Caldwell is a member of our board of directors and is the founder and chief executive officer of Cross Atlantic.  Frederick R. Tecce is a member of our board of directors and is a managing director and of counsel of Cross Atlantic.

The above description of the financing transaction is merely a summary of its material terms.  Copies of the material agreements relating to the financing transaction are filed as exhibits to this Form 8-K.  Interested parties should read those agreements in their entirety.

Section 2 - Financial Information

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 of this Form 8-K for information concerning the direct financial obligations on which we and LPI have become obligated under the loan agreement with the Lenders.

Section 3 - Securities and Trading Markets

Item 3.02                      Unregistered Sales of Equity Securities.

Please refer to Item 1.01 of this Form 8-K for information concerning the loans that LPI obtained from the Lenders, which under certain circumstances are convertible into shares of our stock, and the warrants to purchase shares of our stock that we issued to the Lenders in partial consideration for the loans.  The notes evidencing the loans and the warrants were issued without registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

Section 9 - Financial Statements and Exhibits

Item 9.01                                Financial Statements and Exhibits.

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits:

Exhibit No.	Description
99.1	Loan Agreement among LPI and the Lenders
99.2	Promissory Note issued by LPI to CI II
99.3	Promissory Note issued by LPI to SIG
99.4	Warrant for Stock issued by Lightning Gaming, Inc. (“LGI”) to CI II
99.5	Warrant for Stock issued by LGI to SIG
99.6	Guaranty Agreement by LGI in favor of CI II as the Lenders’ Agent (“Agent”)
99.7	Security Agreement between LPI and CI II as Agent
99.8	Intellectual Property Security Agreement for Patents and Trademarks between LPI and CI II as Agent
99.9	Intellectual Property Security Agreement for Copyrights and Mask Works between LPI and CI II as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning Gaming, Inc.

By: /s/ Brian Haveson
            Brian Haveson, Chief Executive Officer
Date:    July 7, 2008